Exhibit 10.17

SAVVIS, INC.

2003 AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

STOCK UNIT AGREEMENT

SAVVIS, Inc., a Delaware corporation (the “Company”), hereby grants stock units relating to shares of its common stock, $.01 par value (the “Stock”), to the individual named below as the Grantee. The terms and conditions of the grant are set forth in this Agreement and in the SAVVIS, Inc. 2003 Amended and Restated Incentive Compensation Plan (the “Plan”).

Grant Date:    <Grant Date>

Name of Grantee:    <Participant Name>

Grantee’s Social Security Number:    <Participant ID>

Number of Stock Units Covered by Grant:    <Shares Granted>    (“Total Stock Units”)

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is being provided with this Agreement. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:	<Electronic Signature>
(Signature)

Company: SAVVIS, Inc.

By:	/s/ Mary Ann Altergott
Mary Ann Altergott
Senior Vice President, Corporate Services

Attachment

This is not a stock certificate or a negotiable instrument.

SAVVIS, INC.

2003 AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

STOCK UNIT AGREEMENT

Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Stock Units”). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Definitions	The total number of Stock Units under this Stock Unit grant (as shown on the cover sheet) is referred to as your “Total Stock Units”.

Vesting	Your Stock Units shall vest as set forth in Schedule I to this Stock Unit Agreement (“Agreement”), provided that in the event that your service with the Company terminates for any reason, all unvested Stock Units will be immediately forfeited to the Company, except as otherwise provided in that certain Employment, Severance, Confidentiality and Non-Competition Agreement between the Company and you, as amended.

Delivery of Stock Pursuant to Units	A certificate for the shares of Stock represented by your Stock Units that become vested shall be delivered to you, or to your eligible beneficiary or your estate, as soon as practicable following the applicable vesting date (but in all events within 2- 1/2 months after the applicable vesting date).

Notwithstanding the preceding paragraph, If shares relating to the vested Stock Units would otherwise be delivered to you during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), then delivery of the shares related to the vested Stock Units will be delayed until the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading or similar plan restriction, but in any event no later than the later of (a) the end of the calendar year in which the Stock Units vested or (b) 2- 1/2 months after the Stock Units vested. Delivery of shares subject to vested Stock Units shall not be delayed pursuant to this paragraph if you have entered into a binding contract requiring the sale of the shares underlying the vested Stock Units

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required to cover applicable withholding taxes, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) contemplated by Rule 10b5-1 under the Exchange Act.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to (i) require that you arrange such payments to the Company if the Company has paid such tax, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained or employed by the Company or any Affiliates in any capacity.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the Stock relating to the Stock Units has been delivered to you. The Company will, however, pay to you, upon the Company’s payment of a cash dividend on outstanding Stock, a cash payment for each Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock.

Adjustments	In the event of any recapitalization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or a similar change in the Company stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) by the Board in accordance with the terms of the Plan. In addition, in the event of a Corporate transaction in which the Company is not the surviving entity, any Stock Units covered by this grant shall be substituted for new restricted stock units relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments to the number of shares in order to preserve, or to prevent the enlargement of, the benefits intended to be made available under this Agreement.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

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Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Plan Administrator in the Company’s Legal Department to request paper copies of these documents.

Amendments	No amendment to this Stock Unit Agreement may impair your rights under this Stock Unit Agreement without your consent.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Stock Units. Any prior agreements, commitments, or negotiations concerning this grant are superseded. The Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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SCHEDULE I

Stock Units, subject to performance-based vesting eligibility, based on achievement of a Corporate Revenue performance goal, as follows:

For Year ending December 31, 2010 (Performance Period):

On or prior to March 15, 2011, the Compensation Committee of the Company’s Board of Directors (the “Committee”) shall determine and certify whether Corporate Revenue for the year ending December 31, 2010 equals or exceeds $886,000,000.00. If Corporate Revenue is less than $886,000,000.00, then (a) no Stock Units subject to the award will become eligible for vesting and (b) all Stock Units subject to the award shall be immediately forfeited as of the date of the Committee’s determination.

If Corporate Revenue is equal to or greater than $886,000,000.00, then 100% of the Stock Units subject to the award will become eligible for vesting.

Stock Units that become eligible for vesting, as determined by the Committee, shall vest as follows (subject to conditions set forth in the Agreement to which this Schedule I forms a part (“Agreement”)):

 1/4 on March 15, 2011

 1/4 on March 15, 2012

 1/4 on March 15, 2013

 1/4 on March 15, 2014

Shares shall be issued in payment of vested Stock Units within two and a half months after vesting, subject to the terms of the Agreement.

For purposes of these Stock Units, “Corporate Revenue” means revenue of the Company and its consolidated subsidiaries for the year ending December 31, 2010, as determined in accordance with U.S. generally accepted accounting principles and in the same manner as determined for purposes of the Company’s audited financial statements

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